Exhibit 99.1

1411 Third Street, PO Box 5004, Port Huron, MI 48061-5004

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Treasury and Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing & Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY, INC. ANNOUNCES THREE-YEAR $120 MILLION REVOLVING CREDIT FACILITY

PORT HURON, MI, SEPTEMBER 15, 2005 - SEMCO ENERGY, Inc. (NYSE:SEN) today announced it has entered into a $120 million unsecured revolving credit facility with LaSalle Bank, formerly known as Standard Federal Bank, as administrative agent and a syndicate of lenders (the Agreement). The Agreement replaces the Company’s existing $100.8 million credit facility, which was due to expire on September 23, 2005. The Agreement has a maturity date of September 15, 2008. Borrowings under the Agreement may be used to refinance existing debt, to provide for the working capital requirements and general corporate purposes of the Company and its subsidiaries and to finance acquisitions permitted under the Agreement. The Agreement contains certain loan covenants, including, among others, financial covenants requiring a maximum total leverage ratio, a minimum interest coverage ratio and a minimum net worth test.
“Entering into this credit facility is another important milestone in the improvement of the Company’s financial condition. The new facility should provide adequate liquidity for the Company for the foreseeable future,” said George A. Schreiber, Jr., SEMCO ENERGY, Inc. President and Chief Executive Officer. Schreiber continued: “I am pleased with the length and terms of the new credit facility. In my view, this new credit facility reflects our accomplishments over the past year and is another confirmation that we are on the right course.”

SEMCO ENERGY, Inc. distributes natural gas to more than 404,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.